November 21, 2011
FOR IMMEDIATE RELEASE

RAYMOND JAMES TO PRESENT AT
KBW SECURITIES BROKERAGE & MARKET STRUCTURE CONFERENCE

ST. PETERSBURG, Fla. – Raymond James Financial, Inc. announced today that CEO Paul Reilly and CFO Jeff Julien will speak at the KBW Securities Brokerage & Market Structure Conference on Wednesday, November 30, at 8:00 a.m. ET in New York.

Links to the webcasts and presentation slides will be available the morning of the presentation on raymondjames.com under “Our Company,” “Investor Relations,” “Presentations and Webcasts.”

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have approximately 5,400 financial advisors serving 2 million accounts in 2,400 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $256 billion, of which approximately $32 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2010 Form 10-K, which is available on raymondjames.com and sec.gov.

For more information, please contact Steve Hollister at 727-567-2824
Please visit the Raymond James Press Center at raymondjames.com/media.

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